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                                                                     EXHIBIT 99

                             CAUTIONARY STATEMENTS

General

        From time to time, Scientific-Atlanta may publish, verbally or in written form, forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. In fact, this Form 10-K (or any other periodic reporting documents required by the Exchange Act) may contain forward-looking statements reflecting our current views concerning potential future events or developments. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. These Cautionary Statements are being made pursuant to the provisions of the Private Securities Litigation Reform Act and with the intention of obtaining the benefits of the "safe harbor" provisions of the act. In order to comply with the terms of the "safe harbor," we caution investors that any forward-looking statements made by us are not guarantees of future performance and that a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of our business and some of which are described in more detail below include, but are not limited to, the following:

  . uncertainties relating to the development and ownership of intellectual property;

  . uncertainties relating to the ability of Scientific-Atlanta and other companies to enforce their intellectual property rights;

  . uncertainties relating to economic conditions (including, but not limited to, the continued weak economic conditions in the Asia Pacific region and the Latin America region);

  . uncertainties relating to government and regulatory policies; including but not limited to the FCC Report and Order entitled "In the Matter of Implementation of Section 304 of the Telecommunications Act of 1996-- Commercial Availability of Navigation Devices";

  .  uncertainties relating to customer plans and commitments;

  .  changes in the ownership and/or management of our major customers;

  .  changes in customer order patterns;

  . our dependence on the cable television industry and cable television spending;

  .  signal security;

  .  the pricing and availability of equipment, materials and inventories;

  .  technological developments;

  .  performance issues with key suppliers and subcontractors;

  .  governmental export and import policies;

  .  global trade policies;

  .  worldwide political stability and economic growth;

  .  regulatory uncertainties;

  . delays in development, manufacture, and/or deployment of new products, including digital set-top products and the software applications to be used on such digital set-top products;

  .  delays in testing of new products;
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  .  uncertainties related to the regulation of the Internet;

  .  rapid technology changes;

  .  the highly competitive environment in which we operate;

  . the entry of new, well-capitalized competitors into our markets as both competitors and customers;

  . in the financial markets relating to our capital structure and cost of capital;

  .  the impact of a major earthquake on our operations; and

  . and uncertainties inherent in international operations and foreign currency fluctuations.

        The words "believe," "expect," "anticipate," "project," "plan," "intend," "seek," "estimate" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Factors That May Affect Future Performance

        Dependence of Scientific-Atlanta on the Cable Television Industry and Cable Television Capital Spending. The majority of our revenues come from sales of systems and equipment to the cable television industry. Demand for these products depends primarily on capital spending by cable television system operators for constructing, rebuilding or upgrading their systems. The amount of this capital spending, and, therefore, our sales and profitability, may be affected by a variety of factors, including general economic conditions, the continuing trend of cable system consolidation within the industry, the financial condition of domestic cable television system operators and their access to financing, competition from direct-to-home satellite, wireless television providers and telephone companies offering video programming, technological developments that impact the deployment of equipment and new legislation and regulations affecting the equipment used by cable television system operators and their customers. There can be no assurance that cable television capital spending will increase from historical levels or that existing levels of cable television capital spending will be maintained.

        Dependence on Key Customers. Although the domestic cable television industry is comprised of thousands of cable systems, a small number of large cable television multiple systems operators (MSOs) own a majority of the cable television systems and account for a significant portion of the capital expenditures made by cable television system operators. Sales of products to Time Warner, Inc. and its affiliates were 23 percent of our total sales in fiscal year 2000 and were 16 percent and 11 percent of total sales in fiscal years 1999 and 1998, respectively. Sales of products to AT&T, which merged with MediaOne during fiscal year 2000, and its affiliates were 10 percent of our total sales in fiscal year 2000, were 16 percent of total sales in fiscal year 1999 and 12 percent of total sales in 1998. Sales of products to Charter Communications, Inc. and its affiliates were 14 percent, 7 percent and 2 percent of sales in fiscal years 2000, 1999 and 1998, respectively. The loss of business from a significant MSO could have a material adverse effect on our business.

        International. We have and expect to continue to make significant sales to customers outside the United States. In addition, a portion of our product manufacturing is located outside the United States. Accordingly, our future results could be adversely affected by a variety of factors, including changes in a specific country's or region's political conditions or changes or continued weakness in economic conditions, trade protection measures, import or export licensing requirements, the overlap of different tax structures and unexpected changes in regulatory requirements.

        Rapid Changes in Technology. The markets for our products are characterized by rapidly changing technology, evolving industry standards, frequent new product introductions and evolving methods of building and operating networks. The success of our existing and future products is dependent on several factors, including proper product definition, product cost, timely completion and introduction of new products, differentiation of new products from those of our competitors and market acceptance of these products. There can be no assurance that we will successfully identify new product opportunities, develop and bring new products to market in a timely manner and achieve market acceptance of its products or that products and technologies developed by others will not render its products or technologies obsolete or noncompetitive.
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        New Product Introductions. Our future operating results may be adversely affected if we are unable to continue to develop, manufacture and market innovative products and services that meet customer requirements for performance and reliability on a timely basis. The process of developing our new high technology products is inherently complex and uncertain. We have in the past experienced delays in product development and introduction, and there can be no assurance that we will not experience further delays in connection with its current product development or future development activities.

        Competition. Our products compete with those of a substantial number of foreign and domestic companies, some with greater resources, financial or otherwise, than us, and the rapid technological changes occurring in our markets are expected to lead to the entry of new competitors. Our ability to anticipate technological changes and to introduce enhanced products on a timely basis will be a significant factor in our ability to anticipate technological changes and to introduce enhanced products on a timely basis will be a significant factor in our ability to expand and remain competitive. The changing competitive environment for our broadband products may be a primary factor which may influence our future operations, structure and profitability. Changes in the industry may include the commoditization of set-tops and the entry of retail competitors into our markets. Commoditization of our products would produce lower margins from such products. Certain of the retail competitors who may enter into our markets may have greater resources than us.

        Intellectual Property. We generally rely upon patent, copyright, trademark and trade secret laws to establish and maintain our proprietary rights in its technology and products. However, there can be no assurance that any of our proprietary rights will not be challenged, invalidated or circumvented, or that any such rights will provide significant competitive advantage. Third parties have claimed, and may claim, that we have infringed their current, or future, intellectual property rights. Any claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays, or require us to enter into royalty or licensing agreements, any of which could seriously harm our business, financial condition and results of operations. There can be no assurance that such royalty or licensing agreements, if required, would be available on terms acceptable to us, if at all. Additionally, there can be no assurance that we will prevail in any intellectual property infringement litigation given the complex technical issues and inherent uncertainties in litigation. In the event an intellectual property claim against us was successful and we could not obtain a license on acceptable terms or license a substitute technology or redesign to avoid infringement, our business, financial condition and results of operations would be seriously harmed. Even if we prevail in litigation, the expense of litigation could be significant and could seriously harm our business, financial condition and results of operation.

        Reliance on Suppliers. Our growth and ability to meet customer demands also depend in part on its ability to obtain timely deliveries of parts from our suppliers. Certain components of our products are presently available only from a single source or limited sources. A reduction or interruption in supply or a significant increase in the price of one or more components could adversely affect our business, operating results and financial condition and could materially damage customer relationships. From time to time, we experience shortages of certain electronic components from our suppliers. Recently, we have experienced substantial shortages of certain electronic components from our suppliers and expect that such shortages will continue to be substantial. These shortages have not had, and are not expected to have, a material effect on our operations.

        Industry Consolidation and Acquisitions. There has been a recent trend toward industry consolidation. Our major competitor, General Instrument Corporation, was acquired by Motorola, Inc., and a significant customer, Time Warner Inc., has agreed to be acquired by America Online, Inc. We believe that this trend toward industry consolidation will continue as companies attempt to strengthen or hold their market positions in an evolving industry. In addition, our industry is highly competitive, and as such, our growth is dependent upon market growth and its ability to enhance its existing products and services. Accordingly, one of the ways we may address the need to enhance products and services is through acquisitions of other companies. Acquisitions involve numerous risks, including the following: difficulties in integration of the operations, technologies and products of the acquired companies; the risk of diverting management's attention from normal daily operations of the business; and the potential loss of key employees of the acquired company. Failure to manage growth effectively and successfully integrate acquisitions made by us could materially harm our business and operating results.
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        Volatility of Stock Price. The trading price of our common stock may be volatile. The stock market in general, and the market for technology companies in particular, has, from time to time, experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may significantly affect the trading price of our common stock, regardless of its actual operating performance. The trading price of our common stock could be affected by a number of factors, including: changes in expectations of our future financial performance; changes in securities analysts' estimates (or the failure to meet such estimates); announcements of technological innovations; customer relationship developments; conditions affecting our targeted markets in general; and quarterly fluctuations in our revenue and financial results. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted. If this were to happen to us, such litigation would be expensive and would divert management's attention.